Exhibit 99.1

PRESS RELEASE

ENTRAVISION COMMUNICATIONS CORPORATION ANNOUNCES COMMENCEMENT OF REGISTERED EXCHANGE OFFER FOR ITS 8.750% SENIOR SECURED FIRST LIEN NOTES DUE 2017

Santa Monica, California, December 1, 2010 — Entravision Communications Corporation (NYSE: EVC) (the “Company”) announced today that it has commenced a registered exchange offer to exchange up to $400 million aggregate principal amount of new 8.750% Senior Secured First Lien Notes due 2017 (the “Exchange Notes”) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for any and all of its outstanding 8.750% Senior Secured First Lien Notes due 2017, which were issued by the Company in a private offering that closed on July 27, 2010 (the “Outstanding Notes”).

The sole purpose of the exchange offer is to fulfill the obligations of the Company with respect to the registration of the Outstanding Notes. Pursuant to a registration rights agreement entered into by the Company in connection with the private offering and sale of the Outstanding Notes, the Company agreed to file a registration statement with the Securities and Exchange Commission (“SEC”) pursuant to which the Exchange Notes would be offered in exchange for Outstanding Notes tendered for exchange by the holders of those Outstanding Notes. The Exchange Notes will be issued only upon cancellation of a like amount of Outstanding Notes tendered in the exchange offer. The Company will not receive any proceeds from the exchange offer.

The terms of the Exchange Notes will be substantially similar to the terms of the Outstanding Notes, except that provisions in the Outstanding Notes relating to transfer restrictions, registration rights and additional interest will not apply to the Exchange Notes. The exchange offer will expire at 5:00 p.m., New York City time, on January 6, 2011, unless extended or earlier terminated by the Company. Valid tenders of the Outstanding Notes must be made, and may be withdrawn at any time, prior to the expiration of or termination of the exchange offer.

The exchange offer is subject to customary conditions, some of which the Company may waive. The exchange offer is not conditioned upon any minimum principal amount of Outstanding Notes being tendered. The Company reserves the right to terminate or amend the exchange offer at any time before the expiration time if any condition of the exchange offer is not met.

The terms of the exchange offer are set forth in a prospectus dated December 1, 2010. Documents related to the exchange offer, including the prospectus and the associated transmittal materials, are available to all holders of the Outstanding Notes and may be obtained from the exchange agent, Wells Fargo Bank, National Association, by sending a request via certified or registered mail to Wells Fargo Bank, N.A., 45 Broadway, 12th Floor, New York, NY 10006, Attention: Bondholder Communications. Holders of the Outstanding Notes interested in tendering an offer are urged to read the prospectus and the associated transmittal materials.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the Company’s securities described herein. The exchange offer is being made only pursuant to the prospectus and associated letter of transmittal and only to such persons in such jurisdictions as is permitted under applicable law.

About Entravision Communications Corporation

Entravision Communications Corporation is a diversified Spanish-language media company utilizing a combination of television and radio operations to reach Hispanic consumers across the United States, as well as the border markets of Mexico. The Company owns and/or operates 53 primary television stations and is the largest affiliate group of both the top-ranked Univision television network and Univision’s TeleFutura network, with television stations in 20 of the nation’s top 50 Hispanic markets. The Company also operates one of the nation’s largest groups of primarily Spanish-language radio stations, consisting of 48 owned and operated radio stations. Entravision shares of Class A Common Stock are traded on The New York Stock Exchange under the symbol: EVC.

Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. The forward-looking statements contained in this press release include statements related to the exchange offer and the Exchange Notes, the contemplated size of the exchange offer and possible completion of the exchange offer. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations. Factors that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements include, among others, those factors listed in or under: (i) the prospectus relating to the exchange offer, as filed with the SEC on December 1, 2010, pursuant to Rule 424(b)(3) promulgated under the Securities Act; (ii) the caption “Risk Factors” in the Company’s Registration Statement on Form S-4, as filed with the SEC on November 16, 2010; (iii) the caption “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the three-month period ended March 31, 2010, as filed with SEC on May 7, 2010; and (iv) the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the SEC on March 31, 2010. The Company disclaims any duty to update any forward-looking statements made by the Company in this press release, whether as a result of the receipt of new information, future events or otherwise.

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For more information, please contact:

Christopher T. Young	Mike Smargiassi/Joe LoBello
Chief Financial Officer	Brainerd Communicators, Inc.
Entravision Communications Corporation	212-986-6667
310-447-3870

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